NOTE TERMINATION AGREEMENT

This Note Termination Agreement ("Agreement"), dated March 18, 2015, is by and between Wellness Center USA, Inc. (the "Borrower") and JMJ Financial (the "Lender") (together, the "Parties").

WHEREAS, the Borrower and the Lender entered into a $350,000 Promissory Note dated April 16, 2014 (the "Note") and the Lender paid to the Borrower under the Note $150,000 of Consideration at closing and $50,000 of Consideration on June 24, 2014;

WHEREAS, in a letter dated April 16, 2014, the Borrower directed its transfer agent, Action Stock Transfer Corp., to irrevocably reserve at least 2 million shares of common stock of the Borrower for issuance to the Lender upon full conversion of the Note in accordance with the terms thereof (the "Share Reservation Letter"); and

WHEREAS, the Borrower is not permitted to repay the Note after 90 days after its Effective Date prior to the Maturity Date, the Lender is permitting the Borrower to repay the Note early at a premium as an accommodation to the Borrower, the Borrower wishes to cancel the Share Reservation Letter, and, following these actions, the Borrower and the Lender wish to terminate the Note.

NOW, THEREFORE, the parties agree as follows:

1. Payoff. The outstanding balance on the Note immediately prior to the date of this Agreement is $127,400.77. The Lender agrees to permit the Borrower to repay the Note in full for the sum of $200,000 (the "Payoff Amount"). The balance on the Note shall be increased to the Payoff Amount immediately upon execution of this Agreement. The Borrower and the Lender agree that the holding period for the Note balance, as increased to equal the Payoff Amount, shall tack back in equal proportion to each of the dates of the payments of Consideration, as set forth above, for purposes of Rule 144 under the Securities Act of 1933.

a. The Borrower shall pay the first $100,000 of the Payoff Amount (the "First Payment") by wire transfer of immediately available funds on or before 1 pm Pacific time on March 20, 2015 (the "First Cutoff Time") to the account specified by the Lender pursuant to the attached wire transfer instructions. The wire transfer must be paid by the Borrower from the Borrower's U.S. bank account as the Lender does not accept payment from any third parties or from non-U.S. bank accounts. The Lender shall notify the Borrower no later than 10 am Pacific time on March 24, 2015 whether the Lender has received the First Payment. Immediately following the first $100,000 payment of the Payoff Amount, the balance on the Note shall be reduced by $100,000. Borrower may prepay the First Payment at any time without penalty.

b. If the Borrower has paid the First Payment on or before the First Cutoff Time, the Borrower shall pay the remaining $100,000 of the Payoff Amount (the "Second Payment") by wire transfer of immediately available funds on or before 1 pm Pacific time on April 24, 2015 (the "Second Cutoff Time") to the account specified by the Lender pursuant to the attached wire transfer instructions. The wire transfer must be paid by the Borrower from the Borrower's U.S. bank account as the Lender does not accept payment from any third parties or from non-U.S. bank accounts. The Lender shall notify the Borrower no later than 10 am Pacific time on April 28, 2015 whether the Lender has received the Second Payment. Borrower may prepay the Second Payment at any time without penalty.

2. Standstill on Conversions. The most recent conversion notice the Lender submitted to the Borrower was on January 14, 2015. The Lender shall not submit any conversion notices on or before April 25, 2015 (the "Standstill Period"). If the Borrower fails to make the First Payment by the First Cutoff Time

or the Second Payment by the Second Cutoff Time, the Standstill Period shall automatically terminate and the Lender may re-commence submitting conversion notices to the Borrower in accordance with the terms of the Note and the Share Reservation Letter.

3. Note Termination. If the Borrower repays the Note as provided in Section 1 of this Agreement, then effective immediately upon Lender's receipt of the full Payoff Amount (the "Termination Date"), (A) the Share Reservation Letter shall be cancelled and the shares reserved thereunder shall be released, and (B) the Note shall be cancelled and terminated with no remaining obligations by either the Borrower or the Lender thereunder.

4. Mutual Release. Effective immediately upon the Termination Date, each Party, on its own behalf and on behalf of each of its past and present principals, officers, directors, shareholders, employees, agents, representatives, affiliates, subsidiaries, divisions, predecessors, heirs, successors and administrators, hereby releases and forever discharges the other Party and each of its respective past and present affiliates, subsidiaries, predecessors, successors, and assigns, and each of its respective past and present members, shareholders, employees, agents, representatives, principals, officers and directors, of and from any and all demands, subpoenas, information requests, obligations, actions, claims (for indemnification or otherwise), causes of action, rights, debts, liabilities, damages, costs, losses, expenses and compensation of any kind, liquidated or unliquidated, anticipated or unanticipated, known or unknown, matured or unmatured, now or hereinafter existing arising out of or related to the Note and the Share Reservation Letter; provided, however, nothing contained herein shall relieve any party of any of its obligations under this Agreement, or extinguish or modify any rights that any party may have under this Agreement.

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Please indicate acceptance and approval of this Agreement by signing below:

Borrower:

Andrew J. Kandalepas
Wellness Center USA, Inc.
Chief Executive Officer

Lender:

JMJ Financial
Its Principal

[Note Termination Agreement Signature Page]

Here are the wire instructions (not ACH instructions):

Justin Keener d/b/a JMJ Financial
Acct #: 5010-1605-3883
Rout #: 026-009-593
Bank of America

Bank address
2441 Crabtree Blvd, Raleigh, NC 27604

JMJ Financial address
3960 Howard Hughes Parkway
Las Vegas, NV 89169